Exhibit 99

Isolagen, Inc. Reports Receipt of
Initiation of Delisting Proceedings Notice from Amex
___________

Isolagen Intends to Appeal Action

EXTON, PA – May 30, 2008 - Isolagen™, Inc. (AMEX:ILE) today announced that on May 29, 2008 it received notice from the staff of the American Stock Exchange (AMEX) indicating that, in the staff’s opinion, the Company’s plan of compliance did not demonstrate its ability to regain compliance with the Exchange’s continued listing standards set forth in Sections 1003 (a)(i)-(iii) of the AMEX Company Guide within the prescribed time period, and, therefore, that its common stock is subject to being delisted from the Exchange. As discussed in the Company’s Form 8-K dated March 14, 2008 and in Item 1A. of the Company’s Form 10-Q for the quarter ended March 31, 2008, the Company had initially received a non-compliance notice from the staff of the AMEX on March 12, 2008, and had submitted a plan of compliance to the AMEX on April 14, 2008.

Isolagen intends to appeal this determination and will request a hearing before a committee of the Exchange. There can be no assurance that the Company’s request for continued listing will be granted after such hearing.

About Isolagen, Inc.

Isolagen™, Inc. (AMEX: ILE — News) is an aesthetic and therapeutic company committed to developing and commercializing scientific advances and innovative technologies. The company’s technology platform includes the Isolagen Process™, a cell processing system for skin and tissue rejuvenation which is currently in clinical development for a broad range of aesthetic and therapeutic applications including wrinkles, acne scars, burns and periodontal disease. Isolagen also commercializes a scientifically-advanced line of skincare systems through its majority-owned subsidiary, Agera® Laboratories, Inc. For additional information, please visit www.isolagen.com.

Isolagen Forward Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release, include, without limitation, that the Company’s request for continued listing with AMEX will be granted. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as updated in “Item 1A. Risk Factors” in the Company’s Quarterly Reports on Form 10-Q filed since the annual report. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other public filings with the SEC since such date